Exhibit 10.2

Medical Murray Supply Agreement FINAL

Certain identified information has been omitted from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. [***] indicates that information has been redacted.

RenovoRx, Inc.

and

Medical Murray Inc.

Supply Agreement (U.S. Sales Only)

This Supply Agreement (the “Agreement”) is entered into as of June 5, 2025 (the “Effective Date”) by and between Medical Murray, Inc., an Illinois corporation, with an office at 400 N. Rand Rd., North Barrington, IL 60010 (“Supplier”), and RenovoRx, Inc., a Delaware corporation, with an office at 4546 El Camino Real, Suite 223, Los Altos, CA 94022 (“Customer”). Customer and Supplier are referred to herein collectively as the “Parties” and may be individually referred to herein as a “Party.” This Agreement is intended to replace and supersede in its entirety that certain Master Supply Agreement dated October 28, 2019 (the “MSA”) between the Parties as of the Effective Date, provided that the MSA shall continue to apply to orders dated prior to the Effective Date hereof.

BACKGROUND

WHEREAS, Supplier is in the business of contract manufacturing products, particularly minimally invasive medical device products, pursuant to customer specifications.

WHEREAS, Customer is the owner and developer of the Products and has previously engaged Supplier to manufacture the Products;

WHEREAS, pursuant to the Development Documents (as herein defined), Customer engaged Supplier to perform professional process engineering services to both increase production capacity and decrease the lead time associated with the production of the Products; and

WHEREAS, the Parties now wish to enter into this Agreement with to set forth the terms for the supply of the Products.

NOW, THEREFORE, in consideration of the covenants contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

1	DEFINITIONS. For the purposes of this Agreement, the following terms have the meanings set forth below:

(a)	“Accepted Variance” means [***], as applicable to such Release.

(b)	“Acknowledgement Process” has the meaning set forth in Section 2(b).

(c)	“Adjusted PO Quantity” has the meaning set forth in Section 3(b).

(d)	“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person.

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(e)	“Applicable Laws” includes laws, statutes, ordinances, codes, rules, regulations, each as amended from time to time and including the bodies of law, regulations for countries and jurisdictions around the world, including the U.S., to the extent applicable to (i) the Parties’ respective rights, obligations and performances under this Agreement, and (ii) the Parties’ operations and other activities that relate to such performance, and (iii) to the sale, use, distribution, export, import, submission of the Product.

(f)	“CE Mark” means verification that the relevant product or process complies with all applicable European Commission requirements and, if stipulated in any directive, has had such product or process examined by a notified conformity assessment body.

(g)	“cGMPs” shall mean current good manufacturing practice and standards as provided for (and as amended from time to time) in the “Current Good Manufacturing Practice Regulations” of the U.S. Code of Federal Regulations Title 21 (21 C.F.R. § 820).

(h)	“Claim” means any claim, demand, proceeding, suit or action by any third party.

(i)	“Customer Intellectual Property” means Intellectual Property Rights that are owned or Controlled by Customer either (i) prior to the Effective Date, or (ii) created during the Term but arising outside of the conduct of the Services or otherwise outside the scope of this Agreement. For the avoidance of doubt, Customer Intellectual Property specifically includes the Specifications, including any modifications, enhancements, or derivatives to the Specifications made by Supplier prior to, or during the Term of this Agreement including in connection with the Development Documents. Customer Intellectual Property includes specialized tooling used to manufacture the Products that is paid for by Customer.

(j)	“Control” or “Controlled” means, with respect to any Intellectual Property Rights, or any proprietary or confidential information, the legal authority or right (whether by ownership, license or otherwise) of a Party to grant a license or a sublicense under or with respect to the same to another Person, or to otherwise disclose such proprietary or confidential information to another Person, as applicable, without breaching the terms of any agreement with a third party, or infringing or misappropriating the rights, interests or property of a third party.

(k)	“Change of Control” means, with respect to any Person, the change in ownership (of record or beneficial) of or the right to vote more than fifty percent (50%) of the voting stock of the controlled entity, the right, directly or indirectly, to elect a majority of the directors, managers or other governing members of an entity, or the power to direct or cause the direction of the management and policies of the controlled entity, whether through the ownership of voting securities, by contract or otherwise; and “controlled” shall have a similar meaning under this definition.

(l)	“Confidential Information” means private, proprietary or confidential information, data or materials, including trade secrets, know-how, unpublished patent applications, formulae, processes, marketing and business plans, and technical information, which is disclosed or made available to one Party (“Receiving Party”) by or on behalf of the other Party (“Disclosing Party”), whether orally or in writing, by observation or by any other means, regardless of when such disclosure or access occurred, including information comprising or relating to concepts, discoveries, inventions, data, designs, processes or formulae in relation to this Agreement. The terms and conditions of this Agreement are deemed to be Confidential Information. All Confidential Information of the Disclosing Party shall remain the exclusive property of the Disclosing Party. Confidential Information shall not include any particular information that (i) is or becomes part of the public domain through no act or omission on the part of the Receiving Party and no violation of any obligation of nondisclosure by any third party; (ii) is disclosed to the Receiving Party on a non-confidential basis through a third party source or series of sources without any violation of nondisclosure; (iii) is independently developed by the Receiving Party without using or referencing the Confidential Information; or (iv) was known by the Receiving Party prior to disclosure to the Receiving Party by the Disclosing Party.

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(m)	“Development Documents” means the following contract documents between the Parties: [***]

(n)	“Down Payment” shall have the meaning set forth in Section 4(d)(ii).

(o)	“Facility” means Supplier’s facility that Supplies the applicable Products.

(p)	“Force Majeure Event” means unforeseen events out of the reasonable control of the Affected Party, including acts of God, acts of war, embargo, acts of terrorism, epidemics, pandemics, acts of government or government officials, natural disaster, flood, fire or other unforeseen catastrophic events of a similar nature, and without the fault or negligence of the Affected Party.

(q)	“Government Authority” means any federal, state, municipal, local, territorial or other government department, regulatory authority, judicial or administrative body, anywhere in the world.

(r)	“Intellectual Property Rights” means any registered or unregistered patents, patent rights, copyrights, trademarks, service marks, logos, trade dress rights, designs, configurations, industrial designs, know-how, trade secrets or any other intellectual property rights, as such rights may exist anywhere in the world, including moral rights and mask works, and all rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the foregoing under the laws of the United States or any other Applicable Law.

(s)	“ISO 13485” means the quality standard titled Medical Devices-Quality Management Systems-Requirements for Regulatory Purposes as reviewed and confirmed by the International Organization for Standardization (“ISO”) which identifies the requirements for a comprehensive quality management system for the design and manufacture of medical devices.

(t)	“ISO 13485 Certification” means Supplier’s certification of compliance with ISO 13485.

(u)	“Losses” means any damages, liabilities, judgments, costs or expenses (including reasonable attorneys’ fees) due to third parties.

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(v)	“Lot Release Failure” means the quarantine or rejection of Products due to reported, suspected, pending or known failures to meet the lot release criteria established by the Quality Agreement or Applicable Law, which results in the applicable lot being further reviewed or investigated by the parties.

(w)	“Manufacturing Process Improvements” means general improvements to the manufacturing process for products that are developed in the course of providing the Services that are applicable generally to the production of goods or Supplier’s processes, facilities, or internal operations; provided that Manufacturing Process Improvements shall not include designs, specifications and processes solely applicable to proprietary Customer Products, Specifications, Customer Confidential Information or Customer Intellectual Property.

(x)	“Materials” means raw materials and/or other materials that are used in the manufacture or formulation of the Product(s).

(y)	“Permitted Cancellations” shall have the meaning set forth in Section 3(b).

(z)	“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other legal entity or organization, or a Government Authority.

(aa)	“Product” means those products identified in Exhibit A (Products and Specifications), as may be amended from time to time by a mutually executed written amendment hereto. For the avoidance of doubt, each Specification number identifies a separate “Product”.

(bb)	“Purchase Order” has the meaning set forth in Section 2(b).

(cc)	“Quality Agreement” means a separate quality agreement relating to the quality procedures to be used by the Parties in connection with the Supply of Products. The Medical Murray Supplier Quality Agreement last signed December 3, 2021 by the Parties is specifically incorporated into this Agreement by reference, and shall be deemed the Quality Agreement, unless and until such Quality Agreement is amended or replaced by signed mutual agreement of the Parties.

(dd)	“Quarter” means the period of three consecutive calendar months ending March 31, June 30, September 30 and December 31.

(ee)	“Release” means the transfer of finished manufactured Product to available inventory for further distribution hereunder. Released Products are finished goods, and are generally Released in lot quantities pursuant to the Release schedule for the accepted Purchase Order.

(ff)	“Retention Period” means a period of [***] following date the document is generated and for any additional time required by enforceable order of a court or other Government Authority having jurisdiction over such matter and such Party.

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(gg)	“Services” means the services performed by Supplier as described in this Agreement (which may include customer, technical and logistics support services, as reasonably requested by Customer, to the extent contemplated herein).

(hh)	“Specifications” means the functional specifications, drawings and other requirements for the Products, and related Services, as set forth in the written document identified as the Medical Murray Part Number identified in Exhibit A hereto, which may be modified from time to time by mutual written agreement of the Parties as contemplated herein. For each Product, the Specification may also include the written specification document identified as Customer Specification Number in Exhibit A, provided that in the event of a conflict between these documents, the Medical Murray Part Number document shall take precedence.

(ii)	“Supplier Intellectual Property” means Intellectual Property Rights that are owned or Controlled by Supplier either (i) prior to the Effective Date, (ii) during the Term but arising outside of the conduct of the Services or Supply of Products, or (iii) otherwise outside the scope of this Agreement.

(jj)	“Supply” means Supplier’s obligations with respect to the production, manufacturing, packaging, packing, labeling, warehousing, quality control testing, and release of Products, to the extent defined in this Agreement, as applicable to the Product(s).

(kk)	“Term”, “Initial Term” and “Renewal Term” shall each have the meanings set forth in Section 13(a).

(ll)	“Validation” means documented programs, which may be adopted by the Parties from time to time in mutually agreed upon written terms, intended to confirm the consistency or effectiveness of a specific process, method, or system, pursuant to acceptance criteria defined in such written program terms.

(mm)	“Warranty Period” means a period of time equal to [**], provided that such expiration date shall not exceed the shelf life of such Product as reflected in the applicable Validation by Medical Murray.

2	SUPPLY

(a)	Supply of Product and Performance of Related Services. During the Term, Supplier shall supply Products to Customer in accordance with the terms of this Agreement and, to the extent applicable, perform related Services as contemplated herein.

(b)	Purchase Orders; Customer Sales Orders.

(i)	Customer’s orders for Products must be in written form (each a “Purchase Order”), specifying the quantity of Products ordered, the required Release date(s) (which shall be no sooner than the number of days equal to the “Standard Mfg. Lead Time” to be defined pursuant to Exhibit A hereto). In response to each Purchase Order that conforms to the terms of this Agreement, Supplier shall issue an order acknowledgement or order rejection within [***]. Supplier may only reject a Purchase Order if it fails to conform to the terms of this Agreement, including Exhibit A, and must include detailed requests for revisions; and upon receipt of such rejection, Customer shall re-submit the rejected Purchase Order to Supplier for review (this process shall be deemed the “Acknowledgement Process”). Any changes requested by either Party to a Purchase Order shall re-commence the Acknowledgement Process for such modification.

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(ii)	Customer’s sales order (which may be delivered via email) which request shipment of Released Products from Supplier warehouse to third party customers shall be referred to as “Customer Sales Orders”. In response to each Customer Sales Order received by Supplier, Supplier shall issue an order acknowledgement within [***]. Supplier shall promptly ship the Product in response to a Customer Sales Order unless the Customer Sales Order is missing information (or has incorrect information) needed to fulfill the Order. In such event, Supplier shall reject the Customer Sales Order and Customer shall re-submit a corrected Customer Sales Order to Supplier for review (this process shall be deemed the “CSO Acknowledgement Process”). Any changes requested by either Party to a Customer Sales Order shall re-commence the CSO Acknowledgement Process for such modification.

(c)	Subcontractors. Subject to Customer’s advance written consent, Supplier may use subcontractors (including any of its Affiliates) to perform any Services. The foregoing shall not relieve Supplier of its responsibility for Products Supplied or Services performed by its subcontractors.

(d)	Preferred Vendor. For so long as Supplier complies with the terms of this Agreement and for so long as, as determined in Customer’s reasonable discretion, Supplier (i) maintains competitive pricing for Products, (ii) provides Products and Services in conformance with the terms of the Quality Agreement between the Parties, (iii) provides Products in a timely manner, and (iv) is capable of providing Customer with a sufficient quantity of Products in accordance with Customer’s binding Purchase Orders, Customer shall appoint Supplier as Customer’s preferred and primary supplier of the Product and Services to the extent that such Products and Services are purchased externally and not produced internally by Customer.

3	FORECASTS, PURCHASE ORDERS AND CAPACITY

(a)	Purchase Order Term. Customer shall deliver to Supplier upon the Effective Date hereof and for each new Product later added hereunder, a binding Purchase Order for Customer’s requirements of such Product. The initial binding Purchase Order shall include Customer’s requirements for the following [***] period. Thereafter, all Purchase Orders issued by Customer for such Product shall be for a [***] period commencing from the end of the term of the prior Purchase Order for such Product (each of the foregoing, shall be a “PO Term” or “Current PO Term”).

(b)	Each Purchase Order shall be deemed binding on Customer and may only be canceled or modified by Customer as set forth in this Section 3(b). Quantities of Product to be delivered per the Purchase Order (“PO Quantity”) constitute Customer’s obligation to purchase such items at such quantities during the applicable PO Term. Notwithstanding the foregoing, Customer shall have the right to modify, change, or cancel a Purchase Order during the PO Term provided that the total net effect of all such modifications, changes, and cancellations shall not result in [***]. For the avoidance of doubt, the Customer may cancel or delay [***] of the PO Quantity, provided that such modifications shall not apply to the extent Supplier has produced such quantity of Product as finished goods (cancellations and delays conforming to the foregoing shall be deemed “Permitted Cancellations”). The PO Quantity, less any Permitted Cancellations, shall be called the “Adjusted PO Quantity.” Customer understands that it will incur charges for its failure to accept Releases in conformance with the Adjusted PO Quantity as set forth in Section 3(e) below. Customer agrees and acknowledges that its rights to defer and reschedule Purchase Orders are solely as set forth in this section. The Purchase Orders and change orders submitted pursuant to this process are subject to the Acknowledgement Process and shall not be deemed to be binding on Supplier until it has issued an order acknowledgement. Thereafter, the Purchase Order becomes non-cancellable except to the extent permitted pursuant to this Agreement.

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(c)	Production Capacity. On a rolling basis during the Term, Supplier shall maintain a [***] sufficient to Supply Customer with the quantity of Product set forth in the then-current PO Quantity (“Production Capacity”). Changes to orders or new Purchase Orders for any quantity in excess of Production Capacity shall require Supplier’s written consent, provided that Supplier agrees to discuss such requests in good faith with Customer in each case. Customer agrees that Supplier, in order to fulfill its obligation to maintain the Production Capacity, may reasonably determine to enter into irrevocable commitments to procure Materials directly applicable to supplying the Product (collectively, “Production Capacity Materials”). In the event that Customer’s purchases do not meet or exceed the PO Quantity, such excess Production Capacity Materials may be reallocated, returned, or Customer shall be required to purchase the Production Capacity Materials to the extent Supplier is unable to use the Production Capacity Resources to produce Products for any other third party customers within the following [***] period. Following Supplier’s receipt of payment for such Production Capacity Materials, Customer shall have the right to direct Supplier to either transport or destroy such Production Capacity Materials, at its sole election and its sole expense, or may arrange for the continued storage of the Production Capacity Materials at Customer’s expense.

(d)	Recurring Services/Charges. Supplier shall provide additional services for which recurring charges shall be invoiced to Customer separately upon completion or on a periodic basis, in conformance with the section titled Recurring Charges in Exhibit A.

(e)	Supplier Remedies for Shortfalls in Ordered Volume. For the amount by which Customer cancels or modifies the PO Quantity in excess of the Permitted Cancellation amount (such difference is the “Shortfall”), Customer shall be required to pay the Supply Price for Products equal to the Shortfall amount (e.g., up to the Permitted Cancellations). In addition, as applicable to canceled or modified PO Quantities within the Permitted Cancellation amount, Customer shall be responsible for the cost of [***]. For the avoidance of doubt, in no event will Customer pay more than the Supply Price multiplied by the total PO Quantity under any Purchase Order. Following Supplier’s receipt of payment for amounts payable under this Section 3(e), Customer shall have the right to [***] either transport or destroy such Product, work in process, and materials, or to store the same at the warehousing costs in Exhibit A, at Customer’s control. [***].

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(f)	Form and Conflicts. The components of this Agreement and their order of precedence are as defined in Section 19(h). The terms and conditions of this Agreement shall control if they conflict with the terms and conditions of the Purchase Order or Supplier order acknowledgement. Any preprinted terms on any forms and templates submitted by either Party in the course of the relationship contemplated herein that differ from the terms and conditions of this Agreement are void.

4	PRICE AND PAYMENTS

(a)	Supply Price. The price for all Products Supplied by Supplier to Customer under this Agreement (the “Supply Price”) shall be as set forth in Exhibit A. In the event that new Products or Services are Supplied hereunder, or in the event that any Supply Price is updated to the extent permitted hereunder, the Parties shall amend Exhibit A in writing to reflect such updated Supply Price, or absent a written amendment, the Supply Price shall be as set forth in the Supplier’s order acknowledgment for that Product or Service. All Supply Prices for Products and Services will be in U.S. Dollars, and all payments will be made in U.S. Dollars.

(b)	Annual Price Adjustments. Upon not less than [***] prior written notice to Customer, Supplier shall have the right to make an annual adjustment to the Supply Price and applicable fees (initial Supply Prices for the Products as set forth in Exhibit A), provided that any increase in Supply Price may not go into effect before the end of the current PO Term for the applicable Product [***].

(c)	[***].

(d)	Payments.

(i)	Customer shall pay to Supplier the invoiced amount, including the Supply Price and any applicable fees arising hereunder, in immediately available U.S. Dollars within [***] of the invoice date. Payment shall be submitted to such address or account as provided in instructions given by Supplier from time to time.

(ii)	Upon execution of the Agreement by Customer, and prior to acceptance of each new Purchase Order hereunder, Supplier may require a down payment (“Down Payment”) for any Purchase Order. For production orders, the Down Payment shall not exceed [***] of the total Supply Price of the applicable Purchase Order. Supplier’s acceptance of the applicable binding Purchase Order shall be conditioned upon receipt of the Down Payment. The Down Payment shall be applied to the Supply Price for such Product, proportionally for each Release in the Purchase Order.

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(e)	Late Payment. Supplier may suspend performance of Services, without liability for delays or other effects, if Customer is late in making payment and fails to cure such payment default after the giving of not less than [***] written notice of the default. In Supplier’s discretion, interest may be assessed on past-due amounts at the rate of [***], or the maximum rate permissible by law, whichever is less.

(f)	Taxes. To the extent that Products Supplied under this Agreement are subject to any consumption-based taxes (e.g., sales, use and/or value-added taxes), payment of such taxes customarily paid by customers of Products, if any, is Customer’s responsibility. Supplier is liable for any applicable taxes including taxes on all income it receives from Customer. Each Party shall have the right to withhold taxes only where permitted to do so by Applicable Laws.

5	DELIVERY OF GOODS AND RISK OF LOSS

(a)	Delivery, Freight Terms, Title and Risk of Loss. Shipping terms shall be Ex-Works the Facility, with title and risk of loss passing after being loaded onto Customer’s common carrier at the Facility (“Delivery” and such date of Delivery, the “Delivery Date”). Customer shall be responsible for any normal shipping costs and fees incurred based on Customers’ instructions or destination. All Products shall be packaged in accordance with Customer Specifications, and shipped using Customer’s choice of carrier, unless otherwise agreed by Customer. Bills of lading must accompany each invoice. All Products shipped to a single location must be shipped [***]. Products shall be shipped on a drop-ship basis to Customer’s customer as identified in a Customer Sales Order which is provided to Supplier in writing (email sufficient) in conformance with Section 2(b).

(b)	Permitted Delays. Supplier shall manufacture the Product and shall Release the Product into finished goods to be held by Supplier in inventory to fulfill Customer Purchase Orders in a timely manner in conformance with the requested Release date(s) and delivery date(s) set forth in a Customer Purchase Order; provided that the Release date or delivery date may be extended by Supplier with written notice to Customer, subject to the Acknowledgement Process, to allow additional reasonable time for Release or delivery, in the event of any of the following (each a “Permitted Delay”): (i) any change order that changes a quantity of Product to be Released or shipped in excess of the accepted Purchase Order for such Product, (ii) the inability of freight carriers to meet the delivery date despite the order being ready for shipment within standard shipping timeframes, (iii) Customer’s delay or unreasonable withholding of any approval, information or consent required hereunder, or (iv) Lot Release Failure. The applicable quantity, subject to the Accepted Variance, shall be deemed to satisfy the quantity for such Release. In addition to any other remedies set forth herein, if Supplier’s Release of a lot or Delivery is delayed, Customer shall be entitled up to a maximum cumulative credit of [***] of the Supply Price for the delayed quantity, as follows:

(a) if a lot Release is more than [***] late (the “Release Grace Period”), [***], Customer shall be entitled to a credit in the amount of [***] (such total delay including the Release Grace Period shall be deemed the “Release Delay”); and

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(b) if Delivery is delayed more than [***] (“Delivery Grace Period”), [***], Customer shall be entitled to a credit in the amount of [***].

6	MUTUAL REPRESENTATIONS AND WARRANTIES

As of the Effective Date and throughout the Term, each Party represents, warrants and covenants to the other Party that:

(a)	Such Party (i) is duly organized, validly existing and in good standing under the Applicable Laws of its jurisdiction of organization and (ii) has the requisite corporate power and authority to negotiate, execute, deliver and perform its obligations under this Agreement and that such negotiation, execution, delivery and performance shall not constitute a violation, breach or default under any contract, instrument, obligation, agreement or order of a Government Authority by which such Party or any of its employees is bound.

(b)	This Agreement, when executed and delivered by such Party in accordance with the provisions hereof, will be a legal, valid and binding obligation of such Party and Affiliates, enforceable against such Party and such Affiliates in accordance with its terms, except as such enforceability may be limited by applicable Event of Bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(c)	Each Party shall perform its respective obligations hereunder in compliance with the Applicable Law of the jurisdiction(s) where it operates its business, provided that it is the express agreement of the Parties, notwithstanding anything to the contrary herein, that as between the Parties, Customer shall be solely responsible for conforming the Specifications to Applicable Law, updating and maintaining the Specifications and all Supply requirements hereunder to conform with the Applicable Laws of any jurisdiction where the Products are or may be sold, and obtaining and maintaining any approvals, clearances and certifications of a Government Authority applicable to the Products, including, without limitation, all FDA approvals and clearances and all CE Marks.

7	SUPPLIER REPRESENTATIONS AND WARRANTIES

(a)	Representations and Warranties. As of the Effective Date and throughout the Term, Supplier represents and warrants to Customer that:

(i)	Products. Each Product, during the applicable Warranty Period: (A) shall conform to the Specifications, the terms of this Agreement, and the Quality Agreement which is incorporated herein by reference and made an integral part of this Agreement; (B) shall be of good workmanship and material; (C) shall be free from any defect in manufacturing; (D) shall be free and clear of all liens, claims or encumbrances of any kind; (E) shall be in new, unused condition; and (f) at time of shipment shall not be adulterated or misbranded within the meaning of the cGMPs, or within the meaning of any applicable state or municipal Applicable Law in which the definitions of adulteration and misbranding are substantially the same as those contained in the cGMP, provided such laws are constituted and effective at the time of such delivery.

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(ii)	Services. Services shall be performed in a professional and workmanlike manner, in accordance with any applicable mutually agreed upon descriptions of Services set forth in a Purchase Order or signed Statement of Work, as applicable.

(b)	Acceptance. If the Supplied Products do not meet the requirements set forth in the mutually agreed Specifications (each such instance being a “Nonconformity” and each such Product being “Nonconforming”), [***], Customer shall notify Supplier in writing within the Warranty Period, with a detailed description of the Nonconformity. Customer shall provide reasonable cooperation and evidence of Nonconformity, as requested by Supplier. Subject to the foregoing notice and cooperation requirements, Customer shall have the right to reject any Nonconforming Products during the Warranty Period and Supplier can elect to either promptly replace the Nonconforming Products or refund the original Supply Price within [***]. The replacement shall conform to the lead times defined pursuant to Exhibit A of this Agreement.

(c)	Returns. Any Nonconforming Products shall, at Supplier’s option, either be (A) returned to Supplier at Supplier’s expense; or (B) destroyed at Supplier’s expense.

(d)	Limitations. Notwithstanding the foregoing, Supplier shall not be responsible or liable for any breach of the representations and warranties in Sections 7(a) to the extent arising from : (i) compliance with the Specifications, (ii) compliance with instructions provided in writing by an authorized representative of Customer, (iii) storage conditions of the Product occurring after the date of shipment which are inconsistent or inappropriate with Product instructions, Supplier’s reasonable instructions, or the Quality Agreement, including abuse or neglect of the Products, or (iv) a combination of the Product with products, components or materials not Supplied hereunder or any modification of Product by a third party.

(e)	Export-Related Information. Customer shall be solely responsible for providing, confirming, maintaining and verifying all export control classification numbers (i.e., U.S. ECCNs or foreign equivalents, where applicable) and export licenses. Upon request of Customer, at Customer’s sole risk and expense, Supplier shall provide reasonable cooperation with Customer in seeking a duty drawback available to Customer in connection with export by Customer of any Products imported by Supplier and provided to Customer under this Agreement, or incorporating, or manufactured by Customer from, such Products. In the event that Supplier undertakes the preparation or maintenance of any export documents or export-related reporting for Customer, the Parties agree that such Services by Supplier are provided on an as-is basis and do not relieve Customer of its responsibilities set forth in this Section 7(e).

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(f)	Sourcing. For the avoidance of doubt, the geographic origin or source of Materials shall not be deemed a Nonconformity or other violation of this Agreement or the Quality Agreement, unless specifically prohibited in the applicable Specification.

(g)	Disclaimer. EXCEPT AS SET FORTH IN THIS AGREEMENT, EACH PARTY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

8	INTELLECTUAL PROPERTY

(a)	Ownership of Background Intellectual Property. As between the Parties, all Customer Intellectual Property shall be the exclusive property of Customer, and all Supplier Intellectual Property shall be the exclusive property of Supplier. Each Party shall, in its sole discretion, control the prosecution, maintenance, defense and enforcement of its own Intellectual Property Rights, and may abandon or fail to maintain any of its own Intellectual Property Rights at will and without notice to the other Party. For the avoidance of doubt, any decision by a Party as contemplated in the foregoing sentence shall not affect such Party’s rights and obligations hereunder with respect to the Intellectual Property Rights.

(b)	Cooperation. Each Party shall reasonably assist and cooperate with the other Party at the expense of the Party owning such Intellectual Property Rights in perfecting the rights granted to the Party owning such Intellectual Property Rights hereunder.

(c)	Non-Exclusive License Grant by Customer. Customer hereby grants to Supplier a non-exclusive, fully paid-up, sublicensable (solely to Persons performing services by or on behalf of Supplier for the benefit of Customer), royalty-free license to the Customer Intellectual Property, whether now existing or hereafter arising, during the Term solely to perform Customer’s obligations, solely to the limited extent necessary to Supply the Products and otherwise provide the Services under this Agreement and for no other purpose.

(d)	Non-Exclusive License to Supplier Intellectual Property. To the extent that the Product contains Supplier Intellectual Property or Manufacturing Process Improvements, or requires the use of Supplier Intellectual Property or Manufacturing Process Improvements to effectuate its intended use, Supplier hereby grants Customer a worldwide, sublicensable, irrevocable, royalty-free license to use such Supplier Intellectual Property and Manufacturing Process Improvements, solely to the extent necessary to exploit the applicable Product(s) delivered by Supplier hereunder.

9	RECORDS AND AUDITS

(a)	Retention of Records. Supplier shall maintain, in all material respects, complete and accurate books and records (i) regarding all financial matters under this Agreement in accordance with generally accepted accounting practices, including detailed substantiation of all fees; and (ii) reasonably necessary to demonstrate compliance with the requirements of this Agreement, in each case during the Term and for the Retention Period; provided, however, that in the event of any dispute arising with respect to this Agreement, the Retention Period shall last until the resolution of the dispute becomes final and non-appealable and all obligations of the Parties are fully satisfied.

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(b)	Audits.

(i)	Annual Audit Rights. Customer or its designee has the right, but not the obligation, to audit and inspect the Facility and Supplier’s applicable books, records and any other documents related to the Products during the Term and the Retention Period during normal business hours and with reasonable notice to Supplier; provided that Customer may perform such audit or inspection no more than [***], may not exceed [***] on site at Supplier’s facility, and must be concluded within [***] of the date of the audit request, Customer may only audit or inspect records relating to any given period [***] time, provided that the Parties will cooperate in good faith during such [***] period to accommodate reasonable requests for specified records for the purpose of reviewing findings provided to Customer under an on-going audit. The foregoing shall not limit Customer’s ability to [***]. During any audit hereunder, Customer shall have a reasonable right to make copies of such applicable books and records in a manner which is not disruptive to Supplier’s business on Supplier’s premises, at Customer’s expense. Such records, including copies thereof and reports based therein, shall be deemed the Confidential Information of Supplier.

(ii)	Additional Audits. Additional audits requested by Customer in excess of the annual audit contemplated in Section 9(b)(i) (each an “Additional Audit”) may be considered in Supplier’s sole discretion, and will be subject to [***] payable by Customer on terms established by Supplier. Each Additional Audit will be subject to the limitations of duration and scope set forth in Section 9(b)(i), except to the extent prohibited by Applicable Law or the order of a Government Authority with jurisdiction over such matter.

(iii)	Unannounced Notified Body Audits. Because Supplier is Customer’s Critical Subcontractor or Crucial Supplier, Medical Murray will accept and support Unannounced Audits by a Notified Body, solely to the extent applicable to Customer information in Supplier custody and control within the scope of such audit. Each Unannounced Audit by a Notified Body shall be deemed an Additional Audit and is subject to [***]. Supplier will notify Customer promptly upon arrival of the Notified Body at Facility, provided that such Notified Body provides appropriate credentials and identifies Customer and the Product. The terms “Critical Subcontractor”, “Crucial Supplier”, “Unannounced Audits” and “Notified Body” shall have the meanings established by Applicable Law for CE Marked Products.

(iv)	Findings; Overcharges/Undercharges. Supplier may request a copy of Customer’s audit results of Supplier, including any audit report to the extent relevant to a request for an adjustment or refund, which shall be promptly provided by Customer, except to the extent prohibited by Applicable Law, and shall have a reasonable opportunity to submit additional evidence for Customer consideration and/or conduct an independent audit of such findings. If an audit report demonstrates with sufficient detail that Supplier overcharged Customer under this Agreement, Supplier shall pay to Customer the amount of such overcharge applicable to the audit period (not to exceed the 12 months preceding the audit). If a final audit report demonstrates with sufficient detail that Customer underpaid Supplier under this Agreement, Customer shall pay to Supplier the amount of such undercharge applicable to the audit period (not to exceed the 12 months preceding the audit).

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10	QUALITY

(a)	ISO 13485. Supplier shall maintain during the Term ISO 13485 Certification, applicable to the Facility.

(b)	Quality Agreement. The Parties may from time to time enter into a Quality Agreement setting forth additional terms applicable to the Supply of Product, Services, and/or Validation programs. The terms of such Quality Agreement are hereby incorporated herein.

(c)	Recall: Cooperation and Reimbursement. In the event that either Party believes it may be necessary to conduct a recall, field correction, market withdrawal, stock recovery, or other similar action with respect to any Product which were Supplied by Supplier to Customer under this Agreement (a “Recall”), Customer shall consult with Supplier as to how best to proceed, it being understood and agreed that the final decision as to any Recall of any Product shall be made by Customer; provided, however, that Supplier shall not be prohibited hereunder from taking any action that it is required to take by Applicable Law. To the extent the Recall arises from [***] (“Supplier Causes”), all reasonable costs, liabilities and expenses [***] related to the Recall of Nonconforming Product (collectively, “Recall Costs”) shall be borne by Supplier, provided that the Recall Costs shall not exceed [***]. To the extent the Recall arises from a reason other than the Supplier Causes, the Recall Costs shall be borne by Customer. Supplier shall maintain records of all sales of Product and customers sufficient to adequately administer a Recall for the period required by Applicable Law.

11	INDEMNITY; LIABILITY

(a)	Supplier shall indemnify, defend and hold harmless Customer, its Affiliates and its and their respective, members, directors, officers, and employees, (each, a “Customer Indemnified Party”), from and against any Claim payable to a third party, and any associated Losses, to the extent arising from: (i) any Claims or Losses associated with any Nonconformity or other defects or failure of the Product to conform with the Specifications or Supplier’s breach of any of the representations, warranties, covenants or agreements made by Supplier pursuant to this Agreement; (ii) the gross negligence, or intentional or willful misconduct by or on behalf of Supplier in Supplying Products or in the performance of its other obligations under this Agreement; (iii) any bodily injury, death, property damage or theft resulting from the Supply of Nonconforming Products, except that Supplier shall not be responsible for any Claims or Losses to the extent that such Claims or Losses arise from modifications to Products made after shipment by Supplier, the combination of Products with materials or components not Supplied hereunder, or the gross negligence or willful misconduct of Customer; and (iv) any Claim that the Supplier Intellectual Property or Manufacturing Process Improvements, to the extent licensed pursuant to Section 8(d) of this Agreement in connection with the applicable Product(s), infringe upon the Intellectual Property Rights of a third party.

SUPPLY AGREEMENT	Page 14 of 23	CONFIDENTIAL

(b)	Customer shall indemnify, defend and hold harmless Supplier, its Affiliates, and its and their respective, directors, officers, and employees (each, a “Supplier Indemnified Party”), from and against any Claim payable to a third party, and any associated Losses, to the extent arising from (i) the gross negligence, or intentional or willful misconduct of Customer in the performance by Customer of its obligations hereunder; (ii) the breach of any of the representations, warranties, covenants or agreements made by Customer pursuant to this Agreement; (iii) any modifications to Products made after shipment by Supplier; or (iv) any Claim that the Customer Intellectual Property, to the extent licensed pursuant to Section 8(c) of this Agreement, infringes upon any Intellectual Property Rights of a third party. Customer shall not be responsible for any Claims or Losses to the extent that such Claims or Losses are due to the gross negligence or willful misconduct of Supplier, or Nonconforming Products.

(c)	The indemnification procedure for any Claim is set forth below.

(i)	The indemnified Party must give the indemnifying Party prompt written notice of a Claim; provided, however, that failure to give prompt written notice does not relieve the indemnifying Party from its indemnification obligations under this Agreement unless the defense of the Claim is materially prejudiced by the failure. When a Party receives notice of a Claim from an indemnified Party, if the indemnified Party requests such defense, the indemnifying Party, at its sole cost and expense, shall assume the defense of the Claim by representatives chosen by such Party. The indemnified Party may participate in the defense of any such Claim and employ counsel at its own expense to assist in the defense of the Claim, subject to the indemnifying Party retaining final authority and control over the conduct of the defense.

(ii)	The indemnifying Party’s defense attorneys must be reasonably experienced and qualified in the areas of litigation applicable to the defense. The indemnifying Party has the right to assert any defenses, causes of action or counterclaims arising from the subject of the Claim available to the indemnified Party and also has the right to settle the Claim, subject to the indemnified Party’s prior written consent to the extent such settlement affects the rights or obligations of the indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed. The indemnified Party shall provide the indemnifying Party with reasonable assistance, at the indemnifying Party’s expense, as may be reasonably requested by the indemnifying Party in connection with any defense, including providing the indemnifying Party with information, documents, records and reasonable access to the indemnified Party as the indemnifying Party reasonably deems necessary.

SUPPLY AGREEMENT	Page 15 of 23	CONFIDENTIAL

12	Limitation on Liability. EXCEPT FOR THIRD PARTY INDEMNIFICATION OBLIGATIONS UNDER SECTION 11, OR THE GROSS NEGLIGENCE, WILLFUL OR INTENTIONAL MISCONDUCT OF A PARTY, OR ANY BREACH OF CONFIDENTIALITY OBLIGATIONS PURSUANT TO SECTION 18, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE OR SPECIAL DAMAGES, REGARDLESS OF THE BASIS OF THE CLAIM OR WHETHER ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, NOR FOR ANY DIRECT DAMAGES IN EXCESS OF [***].

13	TERM AND TERMINATION

(a)	Term. The initial term of this Agreement begins on the Effective Date and ends three (3) years after the Effective Date unless earlier terminated pursuant to this Section 13 (the “Initial Term”). After the Initial Term or any Renewal Term, this Agreement will automatically renew for successive one (1) year renewal terms unless a Party provides at least 30 days’ prior written notice of its intent not to renew the Agreement (each, a “Renewal Term”; the Renewal Terms and the Initial Term, collectively being the “Term”).

(b)	Termination of Agreement.

(i)	Termination for Insolvency. If either Party is adjudged insolvent or bankrupt, or upon the institution of any proceedings by a Party seeking relief, reorganization or arrangement under any Applicable Laws relating to insolvency, or if an involuntary petition in bankruptcy is filed against a Party and the petition is not discharged within sixty (60) days after filing, or upon any assignment for the benefit of a Party’s creditors, or upon the appointment of a receiver, liquidator or trustee of any of a Party’s assets, or upon the liquidation, dissolution or winding up of its business (each, an “Event of Bankruptcy”), then the Party affected by any such Event of Bankruptcy must immediately give notice of the Event of Bankruptcy to the other Party, and, if not prohibited by Applicable Law, the other Party may terminate this Agreement by notice.

(ii)	Termination for Breach. If either Party breaches any material provision contained in this Agreement, and the breach is either not capable of cure or not cured within thirty (30) days after the breaching Party receives notice of the breach from the non-breaching Party, the non-breaching Party may immediately terminate this Agreement by providing a written notice thereof to the breaching Party. If Customer terminates this Agreement under this Section 13(b)(ii), and provided Supplier received not less than two weeks’ notice of termination, Supplier is not entitled to any compensation for Products Released more than seven days after the effective date of termination.

(iii)	Termination for Change. This Agreement may be terminated upon prompt written notice thereof, not less than ten (10) days, given by Customer to Supplier on a Product-by-Product basis for any Product which is not approved, or is withdrawn or suspended by any Government Authority in the United States, provided that, as applicable to such Product (A) Customer shall be liable for all amounts applicable to Released Product and under Section 3(e), except to the extent the reason for the non-approval, withdrawal or suspension is Nonconforming Product or Supplier’s material breach of this Agreement, and subject to payment, Supplier shall promptly deliver all such purchased Products and Production Capacity Materials, and (B) Customer shall cooperate in good faith with Supplier’s request for information regarding the reason for, and data underlying, such non-approval, withdrawal or suspension.

SUPPLY AGREEMENT	Page 16 of 23	CONFIDENTIAL

(iv)	Termination for Convenience. This Agreement may be terminated by Customer or Supplier for any reason or no reason, effective upon one (1) year prior written notice.

(v)	Termination for Force Majeure. If any material failure to perform or delay due to a Force Majeure Event lasts, or is reasonably likely to last, longer than sixty (60) days, or if three Force Majeure Events materially affect the performance of a Party during any calendar year, the Party not declaring Force Majeure Events shall be entitled to terminate this Agreement upon written notice subject to payment of outstanding amounts due hereunder for Products Released prior to the occurrence of the Force Majeure Event. Furthermore, the Parties shall promptly in good faith discuss payment terms for any Materials or work in process on hand that Supplier may no longer be able to use as a result of the Force Majeure Event, excluding amounts attributable to Product, Materials or work in process which are lost or damaged by any of the following Force Majeure Events impacting Supplier: acts of God, acts of war, acts of terrorism, natural disaster, flood, fire or other unforeseen catastrophic events of a similar nature.

(c)	Effects of Termination.

(i)	Survival. The following Sections of this Agreement survive any expiration or other termination of this Agreement:

Section 6 (Mutual Representations and Warranties), 7 (Representations and Warranties), Section 8 (Intellectual Property, with respect to ownership and perpetual license rights), Section 9 (Records and Audits, but only for the length of the Retention Period), Section 10 (solely applicable to Recalls), Section 11 (Indemnity; Liability), Section 12 (Limitation of Liability), Section 13(c) (Effects of Termination), Section 14 (Transition Assistance), Section 15 (Insurance); Section 16 (Notices), Section 18 (Confidentiality), and Section 19 (General), as well as any other provisions expressly stated to survive the termination, or necessary for the interpretation, of this Agreement.

(ii)	Purchase Order Notice. Unless otherwise agreed by the Parties, upon any expiration or other termination of this Agreement, Customer shall pay for all Products Released and recurring service fees incurred prior to the date of termination, and amounts due under Section 3(e), and shall give notice to Supplier requiring either:

(A)	Purchase Order Fulfillment. If requested by Customer, all Purchase Orders in effect as of the expiration or other termination of this Agreement shall be fulfilled by Supplier, provided that Supplier may reject all such Purchase Orders, without further liability therefor, in the event of termination is due to Customer’s Event of Bankruptcy or Customer’s uncured breach.

SUPPLY AGREEMENT	Page 17 of 23	CONFIDENTIAL

(B)	Purchase Order Cancellation and Right to Purchase Already Supplied Products. If this Agreement is terminated by Customer due to Supplier’s Event of Bankruptcy or Supplier’s uncured breach, Customer shall have the option to purchase all finished Products which have not been Released at the Supply Price in its sole discretion.

(iii)	Return of Materials, Products, Etc. If this Agreement expires or is otherwise terminated, subject to payment of all amounts due hereunder including pursuant to Section 3(e), Supplier shall promptly return to Customer, at Customer’s expense, if requested in writing by Customer: (A) any remaining inventory of Production Capacity Materials; (B) any finished Products and work in process; (C) any tooling paid for by Customer; and (D) any other Products or Materials being stored and paid for by Customer. Notwithstanding the foregoing, if such termination shall have been as a result of a breach of this Agreement by Supplier, such inventory shall be returned at Supplier’s expense. Customer shall specify the US location to which delivery of the foregoing is to be made by Supplier.

(iv)	Survival of Remedies. The expiration or other termination of this Agreement shall not (A) prejudice any remedy either Party may have against the other Party; or (B) relieve either Party of any liability or obligation that has accrued or arisen under this Agreement prior to the effective date of such expiration or other termination.

14	TRANSITION ASSISTANCE. Upon the expiration or other termination of this Agreement, if reasonably requested by Customer with reasonable notice to Supplier, at Customer’s expense (including fees for Supplier’s time, at then-current rates), Supplier shall provide reasonable cooperation to facilitate a transition of the supply of Products to Customer or another vendor designated by Customer for a period of [***] following termination of this Agreement. Nothing in this Section 14 and no Services which may be provided pursuant to this Section 14, shall be construed to expand or modify any licenses or rights granted to Customer herein with respect to any Supplier Intellectual Property, Manufacturing Process Improvements, or Supplier Confidential Information.

15	INSURANCE. Each of the Parties hereto shall maintain a comprehensive general liability insurance policy, product liability insurance policy as well as other types of insurance in type and amount considered to be reasonable and prudent given the types of risks involved in the manufacture and distribution of the Product, each policy having completed operations liability (or Products Liability Errors & Omissions) limits of not less than [***]. Each of the Parties shall maintain such coverage with third party commercial insurance carrier(s), for the Term of this Agreement, and for the length of period required to cover the maximum limitation period for applicable product liability claims.

SUPPLY AGREEMENT	Page 18 of 23	CONFIDENTIAL

16	NOTICES. The term “notice” as used throughout this Agreement means written notice, except where specifically provided in this Agreement to the contrary. Notice shall be delivered by (i) electronic mail with receipt acknowledged; (ii) certified mail, return receipt requested (or the equivalent); (iii) hand delivery with receipt acknowledged; or (iv) nationally recognized overnight courier service that provides a delivery receipt to the following addresses or to such other address or person as a Party may specify by notice given in accordance with this provision:

If to Customer:

RENOVORX, INC.

2570 W. El Camino Real, Ste. 320 Mountain View CA 94040

Attention: Shaun Bagai CEO [***]

If to Supplier:

Medical Murray

400 N. Rand Rd., North Barrington, IL, 60010

Attention: Eric Leopold, President

Notice given in accordance with this provision shall be deemed delivered when received or upon refusal of receipt.

17	FORCE MAJEURE. If and to the extent that the performance by a Party (an “Affected Party”) of any of its obligations under this Agreement is delayed by a Force Majeure Event and such delay could not have been prevented by reasonable precautions by the Affected Party, the Affected Party shall be excused for as long as such Force Majeure Event continues. The Affected Party shall use commercially reasonable efforts to continue performance to the extent possible despite the Force Majeure Event. The Affected Party shall regularly update the other Party of the occurrence of the Force Majeure Event and describe in reasonable detail the nature of the Force Majeure Event and a good faith estimate of the likely impact on the Products and Services. The occurrence of a Force Majeure Event does not give rise to any damages or additional compensation to or from Customer. The non-Affected Party shall have the right to terminate this Agreement and/or any affected Purchase Orders pursuant to Section 13(b)(v) without penalty if the force majeure continues more than 60 days.

18	CONFIDENTIALITY

(a)	General Obligations. Each Party agrees not to disclose the Confidential Information of the Disclosing Party to any third party, and to use commercially reasonable methods to safeguard and maintain the confidentiality of the Confidential Information of the Disclosing Party; provided that such methods must be at least as protective as the methods it uses to protect its own confidential information of a similar nature. A Receiving Party may not modify or delete any confidential or proprietary rights legend appearing in the Disclosing Party’s Confidential Information.

SUPPLY AGREEMENT	Page 19 of 23	CONFIDENTIAL

(b)	Employee and Representative Access. Each Party may share Confidential Information of the other Party with its Affiliates and its and their respective directors, officers, attorneys, accountants and other advisors, agents, consultants and contractors (“Representatives”) who have a bona fide need to know such Confidential Information and who are under an obligation of confidentiality and nondisclosure substantially similar to the obligations under this Agreement. The Receiving Party shall advise each Representatives of the obligations of confidentiality prior to such Representative receiving access to the Confidential Information.

(c)	Return or Destruction. At any time upon the written request by the Disclosing Party, or upon the expiration or other termination of this Agreement, the Receiving Party must within 30 days return or destroy (or cause the return or destruction) all Confidential Information of the Disclosing Party, and if requested, promptly certify to such destruction in writing. Notwithstanding the foregoing, the Receiving Party may retain Confidential Information as required for legal or regulatory requirements purposes, and to the extent that Receiving Party’s routine back-up procedures create copies of the Confidential Information, provided that such retained Confidential Information remains subject to the confidentiality obligations under this Agreement.

(d)	Required Disclosure. In the event any Confidential Information is required to be disclosed by Applicable Law or order of any Government Authority having jurisdiction, before any such disclosure, the Receiving Party shall provide timely notice and cooperation to allow the Disclosing Party the opportunity to apply for a protective order or other restriction regarding such disclosure, to the extent permitted by Applicable Law. If Confidential Information is disclosed in such circumstances, such Confidential Information shall continue to constitute Confidential Information pursuant to this Agreement.

(e)	Injunctive Relief. If a Party breaches or threatens to breach the terms of this Section 18, such Party acknowledges that the breach may cause the other Party irreparable harm, and that a remedy at law alone may be inadequate. Accordingly, the non-breaching Party is entitled to apply for equitable relief in any court of competent jurisdiction without any requirement to post a bond or other security.

19	GENERAL

(a)	Entire Agreement. This Agreement, including any attached or referenced exhibits, is the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes any other oral or written communications, advertisements, documents or understandings with respect to the subject matter of this Agreement. Any different or additional terms and conditions set forth in a Party’s standard business documents shall have no legal effect between the Parties.

(b)	Amendments. No amendment or other modification or waiver of the terms of this Agreement shall be binding on either Party unless made in writing and signed by a duly authorized representative of each Party.

(c)	Assignment. This Agreement shall not be assigned by either Party without the prior written consent of the other Party. Notwithstanding the foregoing, subject to written notice to the non-assigning Party, a Party may assign this Agreement (in whole or in part) to an Affiliate or in connection with a Change of Control of all or substantially all assets or business to which this Agreement relates, and the Parties hereby mutually agree to such assignment.

SUPPLY AGREEMENT	Page 20 of 23	CONFIDENTIAL

(d)	Successors. Subject to the terms of this Section 19(d), all of the terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of each Party’s successors and permitted assigns. Any purported assignment, delegation, subcontract or transfer in violation of this Section 19(c) shall be null and void.

(e)	Third-Party Beneficiary. Except as expressly stated in this Agreement, nothing in this Agreement shall confer any rights upon any Person other than the Parties and their respective successors and permitted assigns.

(f)	Interpretation. Singular terms in this Agreement shall be construed as plural, and vice versa, where the context requires. The headings or titles of the Sections or Subsections of this Agreement are for convenience only and shall not be used as an aid in construction of any provision of this Agreement. The words “includes” and “including” and the phrase “e.g.” mean “including without limitation”. Except as otherwise required by Applicable Law, the binding version of this Agreement, and any reports, documents or notices executed or provided hereunder, shall be the English version. The Parties agree that they had full opportunity to consult legal counsel and negotiate this Agreement and therefore should not be construed against the drafting Party. The captions and section and paragraph headings used in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement.

(g)	Governing Law; Venue. This Agreement, the Parties’ relationship created thereby and all matters, claims, causes of action and disputes arising hereunder or related thereto, shall be governed by, and construed in accordance with, the laws of the State of New York, excluding any conflict of law provisions. The parties exclude application of the United Nations Convention on Contracts for the International Sale of Goods. Any and all disputes arising under, out of, or in relation to this Agreement, its formation, performance or termination (except as set forth in Section 18(e)) shall be finally and conclusively determined by binding arbitration. Unless otherwise agreed by both Parties, the dispute shall be settled under the Commercial Rules of the American Arbitration Association (“AAA”) by a single arbitrator mutually selected by the Parties. The site of the arbitration shall be the U.S. headquarters of the Party not initiating the arbitration. To the extent practicable, the arbitration shall commence within thirty (30) days of the designation of the arbitrator. The decision of the arbitrator shall be final and binding upon the Parties. Judgment upon any decision of the arbitrator may be entered into in any court in the United States having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the decision in an order of enforcement. BOTH PARTIES ACKNOWLEDGE AND AGREE THAT BY ENTERING INTO THIS AGREEMENT, THEY GIVE UP ANY RIGHTS TO LITIGATE CLAIMS IN A COURT OR BEFORE A JURY. OTHER RIGHTS THAT EITHER PARTY WOULD HAVE IF IT WENT TO COURT MAY ALSO BE UNAVAILABLE OR MAY BE LIMITED IN ARBITRATION. Except as may be required by law, neither a Party nor the arbitrator may disclose the existence, content or results of any arbitration without the prior written consent of both Parties, unless to protect or pursue a legal right.

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(h)	Exhibits; Order of Precedence. In all instances, the exhibits to this Agreement shall be incorporated into and deemed a part of this Agreement and all references to this Agreement shall include the exhibits to this Agreement. The Agreement consists solely of the following components, as amended, in the following order of precedence: this Supply Agreement, the exhibits referenced herein, the Quality Agreement and the Purchase Orders. In no event shall any Purchase Order amend the terms of this Agreement without the signed written consent of an officer of Supplier.

(i)	Severability; Conflict. In the event that any portion of this Agreement is held to be unenforceable, (i) the unenforceable portion shall be construed as nearly as possible to reflect the original intent of the Parties; (ii) the remainder of this Agreement shall remain in full force and effect; and (iii) the unenforceable portion shall remain enforceable in all other contexts and jurisdictions.

(j)	Waiver; Remedies. The failure of either Party at any time to require performance by the other Party of any provision of this Agreement shall not affect the full right to require such performance at any time thereafter, nor shall the waiver by either Party of a breach of any provision of this Agreement be taken or held to be a waiver of any succeeding breach of such provision or as a waiver of the provision itself. Except where specifically stated to the contrary, all remedies available to Customer for breach of this Agreement, or at law or in equity, are cumulative and may be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed an election of such remedy to the exclusion of other remedies.

(k)	Independent Contractor. The Parties are independent parties and nothing contained herein shall make them an employer/employee, partners, principal and agent, or joint ventures. Neither Party shall have the power to bind or obligate the other Party nor shall either Party hold itself out as having such authority.

(l)	Counterparts. This Agreement may be executed in one or more counterparts, and/or by facsimile or other electronic means agreed by the Parties (including Docusign, Adobe Sign or any similar electronic signature platform), each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

BY SIGNING BELOW, each of Customer and Supplier agrees to the terms of this Agreement and has caused this Agreement to be executed by its duly authorized representative as of the Effective Date.

RENOVORX, INC.		Medical Murray Inc.

By:	/s/ Shaun R. Bagai	By:	/s/ Andrew Leopold
Name:	Shaun R. Bagai	Name:	Andrew Leopold
Title:	CEO	Title:	CEO
Date:	6/20/25	Date:	6/18/25

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EXHIBIT A

SUPPLY PRICE, LEAD TIME, RECURRING CHARGES

I. Product and Supply Price

Customer Specification Number:	[***]
Medical Murray Part Number:	[***]
Product Name/Description:	[***]
Supply Price (per unit):	[***]
Estimated Year 1 Supply Price (for 1000 units):	[***]

Down Payment: For production orders, not to exceed [***] of the total Supply Price of the applicable Purchase Order.

II. Lead Times & Release Dates. The parties shall establish an agreed upon Lead Times and/or Release Dates to be included in the Sales Order Acknowledgement for each Purchase Order.

[***]

III. Recurring Charges

Recurring Charges	Price
[***]	[***]

[***]	[***]

[***]	[***]

Recurring Charges are invoiced by Supplier separately, in addition to the Supply Price, as applicable. The per unit Supply Price and sterilization fees apply to all units sterilized, including units which are destructively tested to qualify the lot. The number of devices to be destructively tested will conform to current Acceptable Quality Limit (AQL) standards for Product.

[***]

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